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[DIME LETTERHEAD]


                                                            Dime
                                                            Franklin L. Wright
                                                            212-326-6170

October 15, 1997
97/11

FOR IMMEDIATE RELEASE


                      DIME BANCORP COMPLETES ACQUISITION
                      OF NORTH AMERICAN MORTGAGE COMPANY

              CREATES EIGHTH-LARGEST MORTGAGE ORIGINATOR IN U.S.


      New York, NY-- October 15, 1997 -- Dime Bancorp, Inc. (NYSE: DME) announced today that it had completed the acquisition of North American Mortgage Company. The acquisition makes Dime the eighth-largest originator of residential loans in the nation based on pro forma combined loan production in the first half of 1997 of almost $6 billion. A loan servicing portfolio of over $30 billion makes Dime now the 20th largest mortgage servicer in the U.S.

      "Combining North American's national loan production network and rapidly growing sub-prime origination business with Dime's mortgage banking operations is a major step towards completing our strategic objective of becoming a high-performance provider of mortgage and consumer financial products in selected markets throughout the country," said Lawrence J. Toal, Chief Executive Officer of Dime.

      Mr. Toal added, "We are ahead of schedule in planning the integration of the operations of the two companies, and we anticipate completing the process within a matter of weeks. We are confident of achieving our cost savings targets quickly and, as previously announced, expect that the transaction will be accretive to earnings."

      Under the terms of the transaction, each share of North American common stock outstanding at the time of the closing has been converted into the right to receive 1.37 shares of Dime common stock. Based on the closing price of Dime common stock on October 14, 1997 of $24.00, each such share of North American has a value of $32.88. The transaction is being accounted for as a purchase and is tax-free to North American Mortgage Company shareholders.

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      The Dime is a regional bank serving customers and businesses through 90 branches located throughout the greater New York metropolitan area. Dime also provides mortgage banking and consumer financial services in selected markets throughout the United States.


            Certain statements in Dime's press releases are forward-looking. These may be identified by the use of words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on Dime's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Dime notes that a variety of factors could cause Dime's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Dime's business include interest rate movements, competition form both financial and non-financial institutions, changes in applicable laws and regulations, the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond Dime's control and general economic conditions.

      NOTE: DIME BANCORP, INC. PLANS TO ANNOUNCE ITS EARNINGS RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 1997, ON OCTOBER 16, 1997.

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